EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/10/12	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES INCREASE 2.4% IN NOVEMBER

OAK BROOK, IL – McDonald’s Corporation today announced that global comparable sales increased 2.4% in November.  Performance by segment was as follows:

•	U.S. up 2.5%
•	Europe up 1.4%
•	Asia/Pacific, Middle East and Africa up 0.6%

    “McDonald’s is a destination for more than 69 million customers every day because we offer great-tasting, high-quality food in increasingly modern and appealing restaurants,” said McDonald’s President and Chief Executive Officer Don Thompson.  “We are strengthening our focus on the global priorities that are most impactful to our customers – optimizing our menu, modernizing the customer experience and broadening accessibility to our Brand to move our business forward amid today’s broad-based economic and competitive challenges.  I am confident that these strategies and the actions we are taking will solidify our foundation and deliver long-term profitable growth in the future.”
    U.S. comparable sales rose 2.5% in November as McDonald’s remains a relevant and affordable choice for consumers.  Results for the month benefited from the ongoing popularity of McDonald’s breakfast along with balance across everyday value offerings, premium menu options including the limited-time Cheddar Bacon Onion sandwiches, and the beverage line-up.
    In Europe, comparable sales increased 1.4% as positive results in the U.K., Russia and other markets were partly offset by performance in Germany.  Across the segment, enhanced value platforms and meal combinations, promotions featuring premium menu options and the modernization of Europe’s restaurants contributed to November’s sales performance.
    In Asia/Pacific, Middle East and Africa (APMEA), November’s comparable sales increased 0.6% as positive results in Australia and other markets were largely offset by ongoing weakness in Japan.  Throughout APMEA, expanded value programs, locally-relevant menu variety, convenience and service enhancements continue to be key drivers of the McDonald’s experience.

       Systemwide sales for the month increased 3.2%, or 4.8% in constant currencies.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended November 30,	2012	2011	Reported	Currency
McDonald’s Corporation	2.4	7.4	3.2	4.8
Major Segments:
U.S.	2.5	6.5	3.5	3.5
Europe	1.4	6.5	0.5	4.2
APMEA*	0.6	8.1	4.5	4.9

Year-To-Date November 30,
McDonald’s Corporation	3.4	5.2	2.8	5.7
Major Segments:
U.S.	3.6	4.3	4.4	4.4
Europe	2.7	5.5	(2.0)	5.5
APMEA*	1.9	4.5	5.9	5.4
                      * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In November 2012, this calendar shift/trading day adjustment consisted of one less Tuesday and Wednesday, and one more Thursday and Friday compared with November 2011. The resulting adjustment varied by area of the world, ranging from approximately 0.8% to 1.7%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    McDonald’s tentatively plans to release fourth quarter results before the market opens on January 23, 2013 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

   McDonald’s is the world’s leading global foodservice retailer with more than 34,000 locations serving more than 69 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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